Exhibit 99.1

                                    KATY NEWS
                              FOR IMMEDIATE RELEASE

                              KATY INDUSTRIES, INC.
                   ANNOUNCES RETIREMENT OF C. MICHAEL JACOBI;
               ANTHONY T. CASTOR, III APPOINTED PRESIDENT AND CEO

MIDDLEBURY, CT - May 24, 2005 - The Board of Directors of Katy Industries, Inc. (NYSE: KT) today announced the retirement of C. Michael Jacobi as President and Chief Executive Officer. Mr. Jacobi will perform other consulting activities for the Company. Anthony T. Castor, III was appointed President and Chief Executive Officer, effective June 1, 2005.

"On behalf of the Katy Board of Directors," said Chairman William F. Andrews, "I want to thank Mike Jacobi for his leadership in the massive restructuring of our operations over the past four years. This restructuring encompassed the elimination of thirty-five facilities, reduction of two million square feet of excess space and capacity, divestiture of four non-core subsidiaries and restructuring of our balance sheet. Our organization is positioned to grow from this more efficient platform." Mr. Andrews added, "We welcome Mike's continued involvement with Katy as a valued advisor to the Board of Directors."

Mr. Castor is currently the President and Chief Executive Officer of Chromalox, Inc. in Pittsburgh. Mr. Andrews stated that "Over the past twelve years Tony has lead four companies to improved financial results through growth and operating efficiency. Tony has considerable experience in retail and industrial sales channels and plastic molding operations. We look forward to having Tony apply his experience and expertise to the challenges facing Katy."

This press release may contain various forward-looking statements. The forward-looking statements are based on the beliefs of Katy's management, as well as assumptions made by, and information currently available to, the company's management. Additionally, the forward-looking statements are based on Katy's current expectations and projections about future events and trends affecting the financial condition of its business. The forward-looking statements are subject to risks and uncertainties, detailed from time to time in Katy's filings with the SEC, that may lead to results that differ materially from those expressed in any forward-looking statement made by the company or on its behalf. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation with interests primarily in Maintenance Products and Electrical Products.

Company contact:
Katy Industries, Inc.
Amir Rosenthal
(203) 598-0397